NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	May 12, 2006

Phone: 419-891-6417

E-mail: gary_smith@andersonsinc.com

The Andersons, Inc. Announces Two- for-One Stock Split; Third Quarter Cash Dividend

MAUMEE, OHIO, MAY 12, 2006 – The Andersons, Inc. (Nasdaq:ANDE) Board of Directors today approved a two-for-one stock split during its meeting following the company’s Annual Meeting of Shareholders.

Shareholders will receive one additional share for every share they own on the record date of June 1, 2006, distributed as of the close of business of June 28, 2006.

“Our stock’s recent outstanding performance has enabled us to provide this added benefit to shareholders,” said President and CEO Mike Anderson. “Additionally, this split enables a larger universe of investors to purchase our shares.“

In addition, the board approved a cash dividend of 4.5 cents per share, payable July 24, 2006, to shareholders of record on July 3, 2006. This is The Andersons’ 39th consecutive quarterly cash dividend since its listing on the Nasdaq on February 20, 1996.

There are about 7.6 million common shares outstanding currently, and 15.2 million expected to be outstanding post split.

About The Andersons, Inc. The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial products formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico. For more, visit The Andersons online at www.andersonsinc.com.